Exhibit 99.1

CTC MEDIA

FINANCIAL RESULTS FOR

 THE THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2013

Moscow, Russia — November 7, 2013 — CTC Media, Inc. (“CTC Media” or the “Company”) (NASDAQ: CTCM), Russia’s leading independent media company, today announced its unaudited consolidated financial results for the three and nine months ended September 30, 2013.

	Three Months
	Ended September 30,		Change
(US$ 000’s except per share data)	2012	2013	in USD	in RUB

Total operating revenues	$162,009	$171,084	6%	9%
Total operating expenses	(206,057)	(126,897)	-38%	-36%
Total operating expenses before non-recurring items(1)	(123,554)	(126,897)	3%	5%
OIBDA(2)	(39,137)	52,337	nm	nm
OIBDA margin(2)	-24.2%	30.6%
Adjusted OIBDA(2),(3)	43,366	52,337	21%	25%
Adjusted OIBDA margin(2),(3)	26.8%	30.6%
Net income (loss) attributable to CTC Media, Inc. stockholders	(38,480)	46,655	nm	nm
Fully diluted earnings per share	$(0.24)	$0.30	nm
Adjusted net income attributable to CTC Media, Inc. stockholders(3)	27,522	46,655	70%	70%
Adjusted diluted earnings per share(3)	$0.17	$0.30	76%

(1)  Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes an $82.5 million non-recurring charge arising from the impairment of analog broadcasting licenses in the third quarter of 2012. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2)  OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

	Nine Months
	Ended September 30,		Change
(US$ 000’s except per share data)	2012	2013	in USD	in RUB

Total operating revenues	$540,713	$572,386	6%	8%
Total operating expenses	(485,668)	(436,620)	-10%	-8%
Total operating expenses before non-recurring items(1)	(403,165)	(436,620)	8%	10%
OIBDA(2)	70,096	160,739	129%	139%
OIBDA margin(2)	13.0%	28.1%
Adjusted OIBDA(2),(3)	152,599	160,739	5%	9%
Adjusted OIBDA margin(2),(3)	28.2%	28.1%
Net income attributable to CTC Media, Inc. stockholders	28,188	106,836	279%	294%
Fully diluted earnings per share	$0.18	$0.68	278%
Adjusted net income attributable to CTC Media, Inc. stockholders(3)	94,190	106,836	13%	1%
Adjusted diluted earnings per share(3)	$0.60	$0.68	13%

Q3 FINANCIAL HIGHLIGHTS

•                  Total revenues up 9% year-on-year in ruble terms to $171.1 million

•                Advertising revenues up 9% year-on-year in ruble terms to $166.9 million

•                  OIBDA of $52.3 million, with an OIBDA margin of 30.6%

•                  Fully diluted adjusted earnings per share of $0.30 (Q3 2012: $0.17)

•                  Net cash position(4) of $119.1 million at the end of the period

•                  Payment of cash dividends of $0.16 per share

•                  Board of Directors has declared a cash dividend of $0.16 per share (or approximately $25 million in the aggregate) to be paid on or about December 27, 2013 to shareholders of record as of December 2, 2013.

OPERATING HIGHLIGHTS

•                  Appointment of Yuliana Slashcheva as Chief Executive Officer as of August 1

(1)  Total operating expenses (before non-recurring items) is a non-GAAP financial measure that excludes an $82.5 million non-recurring charge arising from the impairment of analog broadcasting licenses in the third quarter of 2012. Please see the accompanying financial tables at the end of this release for a reconciliation of total operating expenses (before non-recurring items) to GAAP total operating expenses.

(2)  OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. Both OIBDA and OIBDA margin are non-GAAP financial measures. Please see the accompanying financial tables at the end of this release for a reconciliation of OIBDA to operating income and OIBDA margin to operating income margin.

(3)  All adjusted numbers are non-GAAP financial measures reported before the non-recurring items described above. Please see the accompanying financial tables at the end of this release for a reconciliation of adjusted OIBDA to OIBDA, adjusted net income to GAAP reported net income and adjusted diluted earnings per share to GAAP reported earnings per share.

(4)  Net cash position is defined as cash, cash equivalents and short-term investments less interest bearing liabilities

•                  Appointment of Alexey Shchedrin as Chief Strategic Communications Officer as of November 1

•                  Appointment of Alexey Pivovarov as Director, Television and Transmedia Projects as of November 5

•                  Combined Russian national inventory was 97% sold-out for Q3 and is approximately 97% committed for the full year

•                  CTC Media repurchased 2.5 million shares of common stock as of September 30, 2013 (from May through August), at an average price of $11.9 per share for a total of $29.7 million, the full amount of the previously announced share repurchase program for use under the Company’s 2013 Equity Incentive Plan

Yuliana Slashcheva, CTC Media’s Chief Executive Officer: “The Company’s overall revenues in the third quarter grew by 9% in ruble terms compared to last year, while our Russian television advertising revenues grew by 8%. This is in line with the growth dynamics of the overall Russian television advertising market. The softness in the advertising budgets growth rate in the third quarter compared with the first half of 2013 reflected a high base in the third quarter of 2012 and a slowdown in demand from advertisers.

“Two of our three Russian channels took market share in the third quarter. At the same time, we carefully managed our costs, which allowed us to significantly expand our OIBDA margin by almost 4 percentage points year-on-year to 30.6%, which is the highest third quarter profitability level since 2009. Our adjusted OIBDA was up 25% year-on-year in ruble terms.

“The CTC channel completed its shift to the older adult segment of the 10-45 audience, updated its programming strategy, and increased its core of loyal viewers. It also became the only media brand to enter the TOP-20 Most Valuable Russian Brands 2013 according to a rating by the international agency, Interbrand. Effective daytime programming significantly increased the CTC target audience share in the third quarter to 11.6%, which is 15% higher than last year’s figure. In the summer, CTC strengthened its position as the second most watched channel in Russia in its target audience. The main driver of ratings in September was the premiere of the series “Last of the Magikyans”, which aired with an average share of 13.5%. Today, CTC is justifiably the top family entertainment channel in the country and the only television channel from the Top-6 that continues to demonstrate consistent audience growth in 2013. In October, several big premieres took place on the channel: drama series “Molodezhka”(“Youth Hockey League”) (average share for the first week on-air was 14.2%),  sitcom “Two Fathers, Two Sons” (average share for the first week on-air was 16.0%), and the new season of the popular comedy series “The 80s” (average share for the first week on-air was 14.1%). Furthermore, the Russian version of the world-acclaimed show, “MasterChef”, is premiering in November as the CTC team, led by Viacheslav Murugov, continues to unveil new hits. The audience share gains in the third quarter translated into market share gains for CTC as the channel’s ad revenues grew by 11% year-on-year in ruble terms, surpassing the market growth rate.

“The summer months are traditionally a successful time for our smaller Domashny channel. In the third quarter, its audience share was up year-on-year and quarter-on-quarter. The growth was driven by both acquired foreign series and locally produced shows, such as “Masha in Law” dramedy series and “Style or Exile” fashion competition show. These projects, by the way, drew a new young audience to the channel. As a result, the channel’s advertising sales in the quarter grew at rate outpacing the market: 11%.

“Channel 31 continued its strong performance in the third quarter and increased its revenues by 28% in dollar terms year-on-year, significantly higher than the estimated growth of the television advertising market. It has the highest sell-out rate across TV channels in Kazakhstan, which testifies to the channel’s popularity among advertisers.

“Revenue from digital businesses grew by 85% in ruble terms in the quarter compared to last year. It is also important to note that the reach of the Company’s projects among Russian Internet users grew two-fold in the past year, going from 9% to 18%.

“We paid out dividends in the amount of $74 million for the first 9 months of the year and ended the third quarter with a net cash position of $119 million. In the fourth quarter, we plan to pay out further dividends in the amount of $0.16 per share. Therefore, as previously announced, CTC Media will pay out aggregate dividends of $0.63 per share in 2013, which is more than a 20% year-on-year increase compared to 2012.

“The forecast national advertising inventory of the Company’s Russian television channels is currently approximately 97% contracted at higher year-on-year prices and we have started negotiations with advertisers regarding 2014 budgets. For the full year 2013, we expect the Russian television advertising market to post high single-digit growth in ruble terms compared to last year and, as before, we anticipate to grow our Russian television advertising revenues in line with the market. We also continue to expect to deliver an adjusted OIBDA margin of approximately 32% in 2013.”

Operating Review

Share of Viewing

	Average Target Audience Shares (%)
	Q3 2012	9M 2012	Q2 2013	Q3 2013	9M 2013

CTC Channel (all 10-45)	10.1	11.1	11.6	11.6	11.4

Domashny Channel (females 25-59)	3.6	3.7	3.5	3.9	3.5

Peretz Channel (all 25-49)	2.9	2.9	2.3	2.3	2.4

Channel 31 (all 6-54)	15.3	15.1	12.6	14.1	13.3

The CTC channel was the second most-watched broadcaster in Russia in the third quarter of 2013 in its target audience, up from the third most watched in the second quarter of 2013 and the fourth most watched in the third quarter of 2012. Its audience share in the “all 10-45” demographic was up year-on-year from 10.1% to 11.6%. The year-on-year increase in the target audience share reflected the strong performance of the channel’s high-rating content, new premieres and the success of the programming schedule in daytime slots compared to the third quarter of 2012.

The Domashny channel’s target audience share increased year-on-year in the third quarter of 2013 from 3.6% to 3.9%, reflecting strong performance of our programming, primarily driven by the success of Turkish and locally produced series. In the first nine months of 2013, the core age segment “Women 25-35” in Domashny’s audience profile was up 10% compared to the first nine months of 2012.

The Peretz channel’s target audience share decreased year-on-year in the third quarter of 2013 from 2.9% to 2.3%, primarily due to increased competition from other channels and audience fragmentation, as well as relative underperformance of certain programming. Peretz is continuing to refresh its positioning and programming grid to be more focused on edgy, thrilling and action content, along with the expected launch of new premiers at the beginning of 2014.

CTC Media’s Russian channels were affected by continued audience fragmentation in the third quarter and the first nine months of 2013. National free-to-air TV channels in Russia were negatively impacted by increased competition from smaller non-free-to-air and local TV channels, whose combined audience share increased from 12.6% in 2010 to 14.5% in 2011, 15.3% in 2012 and 17.2% in the first nine months of 2013 among viewers above 4 years old.

Channel 31’s average target audience share was down year-on-year in the third quarter to 14.1% from 15.3% due to increased competition from other channels and viewership fragmentation in Kazakhstan. However, the audience share was up quarter-on-quarter. The channel, however, maintained its 3rd place in terms of viewers’ popularity in the quarter.

Revenues

	Three months ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues:
Advertising revenue	$157,480	$166,891	6%	9%
Sublicensing and other revenues	4,529	4,193	-7%	-5%
Total operating revenues	$162,009	$171,084	6%	9%

	Nine months ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB

Operating revenues:
Advertising revenue	$521,542	$556,477	7%	9%
Sublicensing and other revenues	19,171	15,909	-17%	-14%
Total operating revenues	$540,713	$572,386	6%	8%

Effective January 1, 2013, the Company changed its reportable segments in the way it reorganized reporting financial information to make operating decisions. See “Changes in Reportable Segments”, below.

Total operating revenues were up 6% year-on-year in US dollar terms and up 9% year-on-year in ruble terms in the third quarter of 2013. This primarily reflected the net effect of estimated overall Russian television advertising market growth of approximately 8%, as well as growth of the CTC and Domashny channels’ target audience shares, partially offset by lower year-on-year target audience share of Peretz channel.

Advertising revenues accounted for approximately 98% of total operating revenues during the third quarter of 2013 (Q3 2012: 97%) and were up 6% year-on-year in US dollar terms and up 9% year-on-year in ruble terms. Russian television advertising revenues were up 8% year-on-year in ruble terms in the quarter, in line with the estimated TV ad market growth.

Sublicensing and other revenues were down 7% year-on-year in US dollar terms, primarily due to the lower sublicensing sales of Peretz and CTC Media’s digital media content, partially offset by an increase in sublicensing sales of CTC products, due to timing of content delivery.

	Three Months Ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$111,063	$119,644	8%	11%
Domashny Channel	24,408	26,128	7%	10%
Peretz Channel	19,971	17,120	-14%	-12%
Channel 31	4,999	6,409	28%	31%
All Other	2,459	2,132	-13%	-11%
Eliminations	(891)	(349)
Total operating revenues	$162,009	$171,084	6%	9%

	Nine Months Ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating revenues by segment:
CTC Channel	$387,493	$404,677	4%	7%
Domashny Channel	76,300	85,720	12%	15%
Peretz Channel	57,061	59,027	3%	5%
Channel 31	14,911	17,355	16%	18%
All Other	7,200	6,821	-5%	-3%
Eliminations	(2,252)	(1,214)
Total operating revenues	$540,713	$572,386	6%	8%

CTC channel’s total operating revenues increased year-on-year in the third quarter by 8% in US dollar terms and by 11% in ruble terms mainly due to the overall increase in advertiser demand, as well as the year-on-year increase in audience share of 15%, partially offset by a decrease in the overall television viewership among 10-45 year-olds.

Domashny channel’s revenues increased year-on-year in the third quarter by 7% in US dollar terms and by 10% in ruble terms, principally due to the overall increase in advertiser demand which was reflected in increased sales of the channel’s inventory on a federal level, and increased sponsorship revenues, as well as the year-on-year increase in the target audience share of 8%.

Peretz channel’s revenues decreased year-on-year in the third quarter by 14% in US dollar terms and by 12% in ruble terms, principally due to decrease in audience share of 21%, reflecting underperformance of certain programming as well as increased competition from other channels and audience fragmentation, partially offset by the overall increase in advertiser demand.

Channel 31 in Kazakhstan reported a 28% year-on-year increase in revenues in US dollar terms, primarily due to growth in the Kazakh advertising market and demand for Channel 31’s inventory, which was reflected in increased sellout and regional sales, partially offset by lower audience share due to increased competition from other channels and viewership fragmentation.

All other revenues in the third quarter of 2013 primarily represent revenues of $0.8 million from CTC-International (Q3 2012: $1.0 million) and revenues of $1.1 million from digital media projects (Q3 2012: $0.6 million).

Expenses

Total operating expenses were down 38% year-on-year in US dollar terms and down 36% in ruble terms in the third quarter of 2013 due to non-cash impairment charge totaling $82.5 million in 2012 related to analog broadcasting licenses, reflecting the reassessment of their useful lives from indefinite to finite as a result of the planned transition to digital broadcasting.

Total operating expenses before non-recurring items were up 3% year-on-year in US dollar terms and up 5% in ruble terms, primarily reflecting the year-on-year increase in programming expenses.

	Three Months Ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating expenses:
Direct operating expenses	$10,220	$10,682	5%	7%
Selling, general & administrative expenses	40,589	37,808	-7%	-4%
Programming expenses	66,103	69,738	5%	8%
Stock-based compensation expense	1,731	519	-70%	-69%
Depreciation & amortization	4,911	8,150	66%	71%
Total operating expenses before non-recurring items	$123,554	$126,897	3%	5%
Impairment loss	82,503	—
Total operating expenses	$206,057	$126,897	-38%	-36%

	Nine Months Ended September 30,		Change
(US$ 000’s)	2012	2013	in USD	in RUB
Operating expenses:
Direct operating expenses	$33,411	$33,582	1%	2%
Selling, general & administrative expenses	124,860	122,540	-2%	—
Programming expenses	224,491	252,368	12%	14%
Stock-based compensation expense	5,352	3,157	-41%	-39%
Depreciation & amortization	15,051	24,973	66%	69%
Total operating expenses before non-recurring items	$403,165	$436,620	8%	10%
Impairment loss	82,503	—
Total operating expenses	$485,668	$436,620	-10%	-8%

Direct operating expenses were up 5% year-on-year in US dollar terms and up 7% in ruble terms in the third quarter of 2013, largely reflecting increased transmission costs relating to increased technical penetration of CTC Media’s television channels and increased digital transmission costs for CTC and Domashny pursuant to the roll-out plan for the second multiplex.

In connection with the planned digitalization of broadcasting in Russia, CTC Media entered into 10-year transmission agreements with the Russian Television and Radio Network (RTRS), a transmission provider, for digital transmission for the CTC and Domashny channels. In 2013, CTC Media expects to pay approximately $1.3 million in digital transmission fees for the CTC and Domashny channels combined.

Selling, general and administrative expenses were down 7% year-on-year in US dollar terms and down 4% year-on-year in ruble terms in the third quarter, primarily reflecting a decrease in advertising and promotion expenses as the result of the timing of advertising campaigns at our channels.

Stock-based compensation expenses of $0.5 million in the third quarter of 2013 represented expense recognized in connection with CTC Media’s 2013 Equity Incentive Plan and other outstanding equity awards.

Programming expenses were up 5% year-on-year in US dollar terms and up 8% in ruble terms in the third quarter, primarily reflecting a more expensive programming mix at CTC channel due to increased spending of foreign content, as well as airing a higher volume of locally produced hit content to support target audience share. In addition, programming cost growth reflected investments in the Domashny and Peretz programming grids to support the target audience share in response to increased competition from other channels.

CTC Media’s consolidated OIBDA was therefore up 234% year-on-year in US dollar terms to $52.3 million in the third quarter (Q3 2012: $(39.1) million). Excluding the above mentioned impairment losses, CTC Media’s adjusted consolidated OIBDA was up 21% in US dollar terms and up 25% in ruble terms. Adjusted OIBDA margin was up year-on-year to 30.6% in the third quarter of 2013 from 26.8% in the third quarter of 2012.

Depreciation and amortization expenses were up 66% year-on-year in US dollar terms and up 71% year-on-year in ruble terms in the third quarter. Starting from October 1, 2012, CTC Media’s depreciation and amortization expense includes the amortization of its analog licenses due to the reassessment of their useful lives from indefinite to finite as a result of the planned transition from analog to digital broadcasting.

Net interest income was $2.1 million in the third quarter of 2013 (Q3 2012: $1.6 million). The year-on-year increase primarily reflects the increased interest earned on CTC Media’s deposits.

Pre-tax income therefore increased by 214% year-on-year in US dollar terms and increased 223% year-on-year in ruble terms to $46.3 million in the third quarter (Q3 2012: pre-tax loss of $(40.8) million).

CTC Media’s effective tax rate was (4%) and 5% in the third quarters of 2013 and 2012, respectively. In the three-month period ended September 30, 2012, CTC Media’s effective tax rate was impacted by the effect of the impairment loss recognized in that quarter in respect of the revision of the useful lives of the Company’s broadcasting licenses. Net of the impairment loss, the effective tax rate for the third quarter of 2012 would have been 35%. In the third quarter of 2013, CTC Media’s effective tax rate was impacted by the effect of recognition of tax benefits, which were determined to offset against US taxes based on a comprehensive examination of certain positions taken in the Company’s historical US income tax filings, which was substantially completed during the third quarter of 2013. Net of this effect, the effective tax rate for the third quarter of 2013 would have been 30%.

Net income attributable to CTC Media, Inc. stockholders therefore was up 221% in US dollar terms to $46.7 million in the third quarter (Q3 2012: $(38.5) million), and fully diluted earnings per share increased to $0.30 (Q3 2012: $(0.24)).

Cash Flows

The Company’s net cash provided by operating activities totaled $64.5 million for the first nine months of 2013 (net cash provided by operating activities for the first nine months of 2012: $57.0 million) and reflected the net effect of increased advertising sales and higher cash spend on the acquisition of programming.

Net cash provided by investing activities totaled $22.2 million for the first nine months of 2013 (net cash provided by investing activities for the first nine months of 2012: $26.9 million) and represented net receipts from cash deposits of $26.2 million. In addition, CTC Media spent $3.5 million for capital expenditures and $0.5 million for acquisitions of new broadcasting stations in Russia.

Net cash used in financing activities amounted to $111.5 million for nine months of 2013 (first nine months of 2012: $72.0 million) and primarily reflected the payment of $73.9 million in cash dividends to the Company’s stockholders, $4.8 million in dividends paid to minority shareholders of the Group’s subsidiaries, $29.7 million for repurchase of the Company’s common stock and net settlement of $3.6 million bank overdraft and loans.

The Company’s cash and cash equivalents and short-term investments less overdraft and loan balance amounted to $119.1 million as of September 30, 2013, compared to $96.4 million at the end of the third quarter of 2012 and $142.4 million at the end of the second quarter of 2013.

Dividends

The CTC Media Board of Directors has declared a dividend of $0.16 per outstanding share of common stock, or approximately $25 million in total, to be paid on or about December 27, 2013 to stockholders of record as of December 2, 2013. Thus, the total dividend payments in 2013 will be $0.63 cents per share or approximately $100 million in the aggregate, as previously anticipated.

Full Year 2013 Outlook

Approximately 97% of CTC Media’s forecast full-year 2013 Russian national inventory is currently committed, at average prices higher than in 2012. The Russian TV advertising market is currently expected to post high single-digit growth year-on-year for the full year 2013 in ruble terms, with the lowest quarterly year-on-year growth anticipated in the fourth quarter. CTC Media expects its Russian television advertising revenues to grow in line with the market in ruble terms and to report an OIBDA margin similar to the 2012 level of approximately 32%, when adjusted for one-off non-cash impairment charges. The Company will continue to invest in content but anticipates that its programming expenses will grow not higher than revenues year-on-year for the full year.

Transition to Digital Broadcasting

On March 14, 2013, CTC and Domashny channels entered into agreements on identical terms with the Russian Television and Radio Network (“RTRS”). Under the terms of these agreements, RTRS will provide to CTC and Domashny all services required for the channels to broadcast their signals in digital format throughout Russia to approximately 141.6 million viewers. The specific services, coverage and equipment to be provided by RTRS will be agreed by the parties on an annual basis pursuant to a roll-out plan forming a part of the principal agreement between the parties. The agreements terminate on March 31, 2023. In 2013, the amount payable to RTRS under the agreements by each of the CTC and Domashny channels is approximately $0.7 million. Fees payable to RTRS beyond 2014 will be calculated on an annual basis according to RTRS rates and will be impacted by the multiplex infrastructure rollout. These rates will not change more than once yearly and any annual increases in such rates will be in line with the increases in rates set by the Russian Federal Tariff

Service for similar types of services. Governmental authorities have indicated that each channel participating in the second multiplex will be expected to pay up to $26 million annually in digital transmission fees after the rollout. The Company expects to continue incurring analog transmission costs during the analog-to-digital transition period. In 2012, CTC Media incurred approximately $26 million of such expenses in the aggregate for all of its channels.

2013 Equity Incentive Plan; Options Exchange; Stock Repurchase Program

On March 4, 2013, the Company’s Board of Directors adopted the 2013 Equity Incentive Plan (the “Plan”), which was approved by the stockholders on April 30, 2013 at the 2013 Annual Meeting. The Plan provides for the grant of awards to acquire up to an aggregate of 2.5 million shares of common stock. The Board approved an initial round of awards to the Company’s employees in the form of restricted share units to acquire up to approximately 2.0 million shares of common stock. Such awards will entitle the grantees to receive shares of common stock, at no cost, upon the satisfaction of performance-based vesting conditions over a period of three years from grant, and will become exercisable on a staggered basis over a period of four years from grant. Exercise is subject to the condition that the closing price of the Company’s common stock has exceeded $12.00 per share on at least ten trading days prior to exercise; this condition had been met.

In addition, on March 4, 2013 the Board of Directors approved an open market stock repurchase program, pursuant to which the Company was authorized to repurchase up to 2.5 million shares of common stock in the market for use under the Plan. The Company repurchased the full 2.5 million shares in the period from May through August 2013, at an average price of $11.9 per share for a total of $29.7 million.

Changes in Reportable Segments

Historically, CTC Media had eight reportable segments: CTC Network, Domashny Network, Peretz Network, CTC Television Station Group, Domashny Television Station Group, Peretz Television Station Group, CIS Group and Production Group. Effective January 1, 2013, the Company changed its reportable segments in the way it reorganized reporting financial information to make operating decisions. CTC Media’s management and Board of Directors currently evaluate and manage the performance of the Group and make operational decisions based primarily on its three Russian television channels (CTC, Domashny and Peretz) and Channel 31 in Kazakhstan. Each channel includes the operating results of its network, which is responsible for broadcasting operations, sales of the networks’ advertising, licensing and commissioning of programming, producing its programming schedule, managing its relationships with its independent affiliates; as well as managing the respective owned-and-operated stations that distribute the network’s signal. Each channel is also allocated the internal margin on programming acquired from the Company’s in-house production company. The Company’s other less significant operating segments are included along with headquarters’ operations in the “All Other” category for financial reporting purposes.

Please refer to CTC Media’s website for historical (2010-2012) comparable-basis segment financial information: http://www.ctcmedia.ru/investors/financial_results/.

Conference Call

The Company will host a conference call to discuss its second quarter 2013 financial results today, Thursday, November 7, 2013, at 8:00 a.m. ET (5:00 p.m. Moscow time, 1:00 p.m. London time). To access the conference call, please dial:

+1 631 621 5256 (US/International)

+44 (0) 1452 560304 (UK/International)

Pass code: 86145463

A live webcast of the conference call will also be available via the investor relations section of the Company’s corporate web site - www.ctcmedia.ru/investors. The webcast will also be archived on the Company’s web site for two weeks.

About CTC Media, Inc.

CTC Media is a leading Russian independent media company, with operations throughout Russia and elsewhere in the CIS. It operates three free-to-air television networks in Russia — CTC, Domashny and PERETZ — as well as Channel 31 in Kazakhstan and a TV company in Moldova, with a combined potential audience of over 150 million people. The international pay-TV version of the CTC channel is available in North America, Europe, Central Asia, Armenia, Georgia, Azerbaijan, the Middle East and Kyrgyzstan. PERETZ is also available in Belarus. CTC Media has a number of digital entertainment media assets: videomore.ru, domashniy.ru, ctc.ru, peretz.ru. The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol “CTCM”.

For more information on CTC Media, please visit www.ctcmedia.ru.

***

For further information, please visit www.ctcmedia.ru or contact:

CTC Media, Inc.

Investor Relations

Ekaterina Ostrova

Tel: +7 495 783 3650

or Irina Klimova
Tel: +7 495 981 0740
ir@ctcmedia.ru

Media Relations

Maria Starovoyt
Tel: +7 495 785 6347, ext 1223

or Anna Zvereva

Tel: +7 495 785 6347, ext 1212

pr@ctcmedia.ru

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements, which are prepared and presented in accordance with US GAAP, the Company uses the following non-GAAP financial measures: OIBDA (on a consolidated and segment basis) and OIBDA margin. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the accompanying financial tables included at the end of this release.

The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that these non-GAAP financial measures provide meaningful supplemental information regarding its performance and liquidity by excluding certain expenses that may not be indicative of its recurring core business operating results. These metrics are used by management to further its understanding of the Company’s operating performance in the ordinary, ongoing and customary course of operations. The Company also believes that these metrics provide investors and equity analysts with a useful basis for analyzing operating performance against historical data and the results of comparable companies.

OIBDA and OIBDA margin. OIBDA is defined as operating income before depreciation and amortization. OIBDA margin is defined as OIBDA divided by total operating revenues. The most directly comparable GAAP measures to OIBDA and OIBDA margin are operating income and operating income margin, respectively. Unlike operating income, OIBDA excludes depreciation and amortization. The purchase of programming rights is the Company’s most significant expenditure that enables it to generate revenues, and OIBDA includes the impact of the amortization of these rights. Expenditures for capital items such as property, plant and equipment have a materially less significant impact on the Company’s ability to generate revenues. For this reason, the Company excludes the related depreciation expense for these items from OIBDA. Moreover, a significant portion of the Company’s intangible assets were acquired in business acquisitions. The amortization of intangible assets is therefore also excluded from OIBDA.

Adjusted financial measures. As described above, in the third quarter of 2012, CTC Media recognized $82.5 million in impairment charges related to analog broadcasting licenses reflecting the reassessment of their useful lives from indefinite to finite as result of the planned transition to digital broadcasting. CTC Media uses adjusted OIBDA (on a consolidated and segment basis), adjusted total operating expenses (before non-recurring items), adjusted operating income, adjusted net income before tax and noncontrolling interest, adjusted income tax expense, adjusted effective tax rate, adjusted net income and adjusted diluted earnings per share, each of which has been adjusted to exclude the non-recurring charges described above, so as to permit management to assess and compare the operational performance of the business for the third quarters of 2012 and 2013, and the first nine months of 2012 and 2013, and to facilitate comparisons for future reporting periods.

Caution Concerning Forward Looking Statements

Certain statements in this press release that are not based on historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include, among others, statements regarding developments in the volume and pricing of television advertising in the Company’s target markets; the Company’s anticipated advertising sellout in 2013; the further development of the Peretz and Domashny channels; the anticipated expenses associated with the roll-out of digital broadcasting in Russia; the Company’s anticipated capital expenditures and operating expenses, including programming expenses, in 2013; the Company’s expected rate of its full year 2013 OIBDA margin; and the Company’s expected increase of its total operating revenues in ruble terms in 2013. These statements reflect the Company’s current expectations concerning future results and events. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CTC Media to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The potential risks and uncertainties that could cause actual future results to differ from those expressed by forward-looking statements include, among others, changes in the size of the Russian television advertising market compared with current estimates of anticipated market growth; the continued successful operation of the Company’s own internal sales house structure; competitive pressures; depreciation of the value of the Russian ruble compared to the US dollar; the Company’s ability to deliver audience share, particularly in primetime, to its advertisers; free-to-air television remaining a significant advertising forum in Russia; and restrictions on foreign involvement in the Russian television business. These and other risks are described in the “Risk Factors” section of CTC Media’s annual report on Form 10-K filed with the SEC on March 6, 2013, and its quarterly report on Form 10-Q to be filed with the SEC on or about the date hereof.

Other unknown or unpredictable factors could have material adverse effects on CTC Media’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed herein may not occur. You are cautioned not to place undue reliance on these forward-looking statements. CTC Media does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of US dollars, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2012	2013	2012	2013
REVENUES:
Advertising	$157,480	$166,891	$521,542	$556,477
Sublicensing and own production revenue	3,348	2,972	15,638	11,982
Other revenue	1,181	1,221	3,533	3,927
Total operating revenues	162,009	171,084	540,713	572,386
EXPENSES:
Direct operating expenses (exclusive of programming expenses, shown below; exclusive of depreciation and amortization of $4,215 and $7,066 for the three months and $12,424 and $21,860 for the nine months ended September 30, 2012 and 2013, respectively; and exclusive of stock-based compensation of $458 and $(26) for the three months and $1,270 and $1,417 for the nine months ended September 30, 2012 and 2013, respectively)	(10,220)	(10,682)	(33,411)	(33,582)
Selling, general and administrative (exclusive of depreciation and amortization of $696 and $1,084 for the three months and $2,627 and $3,113 for the nine months ended September 30, 2012 and 2013, respectively; and exclusive of stock- based compensation of $1,273 and $545 for the three months and $4,082 and $1,740 for the nine months ended September 30, 2012 and 2013, respectively)	(40,589)	(37,808)	(124,860)	(122,540)
Stock-based compensation expense	(1,731)	(519)	(5,352)	(3,157)
Programming expenses	(66,103)	(69,738)	(224,491)	(252,368)
Depreciation and amortization	(4,911)	(8,150)	(15,051)	(24,973)
Impairment loss	(82,503)	—	(82,503)	—
Total operating expenses	(206,057)	(126,897)	(485,668)	(436,620)
OPERATING INCOME/(LOSS)	(44,048)	44,187	55,045	135,766
FOREIGN CURRENCY GAINS (LOSSES)	1,115	(49)	1,666	1,187
INTEREST INCOME	1,790	2,233	5,778	8,203
INTEREST EXPENSE	(231)	(178)	(596)	(577)
OTHER NON-OPERATING INCOME (LOSS), net	370	(271)	1,216	(374)
EQUITY IN INCOME OF INVESTEE COMPANIES	223	385	657	840
Income (loss) before income tax	(40,781)	46,307	63,766	145,045
INCOME TAX (EXPENSE)/ BENEFIT	2,000	1,785	(33,496)	(33,696)
CONSOLIDATED NET INCOME (LOSS)	$(38,781)	$48,092	$30,270	$111,349
LESS: (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTEREST	$301	$(1,437)	$(2,082)	$(4,513)
NET INCOME (LOSS) ATTRIBUTABLE TO CTC MEDIA, INC. STOCKHOLDERS	$(38,480)	$46,655	$28,188	$106,836
Net income (loss) per share attributable to CTC Media, Inc. stockholders—basic	$(0.24)	$0.30	$0.18	$0.68
Net income (loss) per share attributable to CTC Media, Inc. stockholders—diluted	$(0.24)	$0.30	$0.18	$0.68
Weighted average common shares outstanding—basic	158,160,719	155,986,822	157,939,820	157,286,789
Weighted average common shares outstanding—diluted	158,160,719	156,099,208	158,295,732	157,339,072
Dividends declared per share	$0.13	$0.16	$0.39	$0.47

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of US dollars, except share and per share data)

	December 31, 2012	September 30, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$55,181	$27,774
Short-term investments	131,449	99,169
Trade accounts receivable, net of allowance for doubtful accounts (December 31, 2012—$1,136; September 30, 2013—$1,223)	30,549	40,549
Taxes reclaimable	29,855	35,184
Prepayments	68,078	60,960
Programming rights, net	153,076	153,557
Deferred tax assets	31,355	30,530
Other current assets	1,860	2,797
TOTAL CURRENT ASSETS	501,403	450,520
PROPERTY AND EQUIPMENT, net	47,201	38,455
INTANGIBLE ASSETS, net:
Broadcasting licenses	82,276	64,668
Cable network connections	25,616	21,836
Trade names	5,708	5,372
Other intangible assets	5,739	4,958
Net intangible assets	119,339	96,834
GOODWILL	177,950	167,105
PROGRAMMING RIGHTS, net	102,216	120,427
INVESTMENTS IN AND ADVANCES TO INVESTEES	5,743	5,729
PREPAYMENTS	11,522	26,601
DEFERRED TAX ASSETS	20,200	19,392
TOTAL ASSETS	$985,574	$925,063
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank overdraft and loans	13,181	7,843
Accounts payable	80,871	92,926
Accrued liabilities	23,445	24,677
Taxes payable	37,524	11,071
Deferred revenue	9,048	7,116
Deferred tax liabilities	39,021	45,500
TOTAL CURRENT LIABILITIES	203,090	189,133
DEFERRED TAX LIABILITIES	19,558	14,855
COMMITMENTS AND CONTINGENCIES	—	—
STOCKHOLDERS’ EQUITY :
Common stock ($0.01 par value; shares authorized 175,772,173; shares issued: December 31, 2012—158,160,719; September 30, 2013—158,210,719)	1,582	1,582
Additional paid-in capital	491,925	495,251
Retained earnings	333,003	365,985
Accumulated other comprehensive loss	(68,187)	(116,007)
Less: Common stock held in treasury, at cost (September 30, 2013—2,500,000 shares)	—	(29,727)
Non-controlling interest	4,603	3,991
TOTAL STOCKHOLDERS’ EQUITY	762,926	721,075
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$985,574	$925,063

CTC MEDIA, INC, AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of US dollars)

	Nine months ended September 30,
	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$30,270	$111,349
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax benefit	(11,354)	1,378
Depreciation and amortization	15,051	24,973
Programming expenses	224,491	252,368
Stock based compensation expense	5,352	3,157
Equity in income of unconsolidated investees	(657)	(840)
Foreign currency gains	(1,666)	(1,187)
Impairment loss	82,503	—
Changes in operating assets and liabilities:
Trade accounts receivable	(13,024)	(7,903)
Prepayments	(3,594)	957
Other assets	(11,270)	(5,819)
Accounts payable and accrued liabilities	14,150	(4,513)
Deferred revenue	5,994	(914)
Other liabilities	(7,600)	(26,721)
Dividends received from equity investees	485	707
Acquisition of programming and sublicensing rights	(272,158)	(282,487)
Net cash provided by operating activities	56,973	64,505
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of property and equipment and intangible assets	(9,437)	(3,548)
Acquisitions of businesses, net of cash acquired	(2,683)	(461)
Receipts from deposits, net	39,014	26,219
Net cash provided by investing activities	26,894	22,210
CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(29,727)
Proceeds from exercise of stock options	4,615	454
Settlement of overdraft and loans, net	(10,756)	(3,587)
Dividends paid to stockholders	(61,683)	(73,854)
Dividends paid to non-controlling interest	(4,195)	(4,795)
Net cash used in financing activities	(72,019)	(111,509)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(178)	(2,613)
Net increase/(decrease) in cash and cash equivalents	11,670	(27,407)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	12,331	55,181
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$24,001	$27,774

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION

 (in thousands of US dollars)

	Three months ended September 30, 2012
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$110,679	$384	$107,884	$16,997	$(1,781)	$(45,184)	$(19,523)	$18,778	$38,301
Domashny Channel	24,334	74	24,121	(12,793)	(748)	(12,266)	(16,224)	(12,045)	4,179
Peretz Channel	19,971	—	19,757	(39,949)	(1,871)	(5,883)	(43,795)	(38,078)	5,717
31 Channel	4,999	—	4,868	(1,539)	(91)	(2,206)	(2,961)	(1,448)	1,513
All other	2,026	433	850	(6,764)	(420)	(564)	—	(6,344)	(6,344)
Business segment results	$162,009	$891	$157,480	$(44,048)	$(4,911)	$(66,103)	$(82,503)	$(39,137)	$43,366
Eliminations	—	(891)	—	—	—	—	—	—	—
Consolidated results	$162,009	—	$157,480	$(44,048)	$(4,911)	$(66,103)	$(82,503)	$(39,137)	$43,366

	Three months ended September 30, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$119,329	$315	$116,247	$42,536	$(2,211)	$(47,525)	—	$44,747	$44,747
Domashny Channel	26,099	29	25,976	3,636	(1,956)	(12,289)	—	5,592	5,592
Peretz Channel	17,115	5	17,091	1,166	(2,863)	(6,788)	—	4,029	4,029
31 Channel	6,409	—	6,249	1,167	(721)	(3,118)	—	1,888	1,888
All other	2,132	—	1,328	(4,318)	(399)	(18)	—	(3,919)	(3,919)
Business segment results	$171,084	$349	$166,891	$44,187	$(8,150)	$(69,738)	—	$52,337	$52,337
Eliminations	—	(349)	—	—	—	—	—	—	—
Consolidated results	$171,084	—	$166,891	$44,187	$(8,150)	$(69,738)	—	$52,337	$52,337

CTC MEDIA, INC. AND SUBSIDIARIES

UNAUDITED SEGMENT FINANCIAL INFORMATION (CONTINUED)

 (in thousands of US dollars)

	Nine months ended September 30, 2012
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$386,865	$628	$372,746	$113,709	$(5,513)	$(159,175)	$(19,523)	$119,222	$138,745
Domashny Channel	76,028	272	75,161	(5,033)	(2,216)	(37,357)	(16,224)	(2,817)	13,407
Peretz Channel	57,034	27	56,647	(34,397)	(5,772)	(19,444)	(43,795)	(28,625)	15,170
31 Channel	14,911	—	14,503	711	(271)	(7,421)	(2,961)	982	3,943
All other	5,875	1,325	2,485	(19,945)	(1,279)	(1,094)	—	(18,666)	(18,666)
Business segment results	$540,713	$2,252	$521,542	$55,045	$(15,051)	$(224,491)	$(82,503)	$70,096	$152,599
Eliminations	—	(2,252)	—	—	—	—	—	—	—
Consolidated results	$540,713	—	$521,542	$55,045	$(15,051)	$(224,491)	$(82,503)	$70,096	$152,599

	Nine months ended September 30, 2013
	Operating revenue from external customers	Intersegment revenue	Advertising revenue from external customers	Operating income/ (loss)	Depreciation and amortization	Programming expenses	Impairment loss	OIBDA	OIBDA adjusted for impairment loss
CTC Channel	$403,794	883	$392,899	$130,486	$(6,832)	$(178,906)	—	$137,318	$137,318
Domashny Channel	85,559	161	84,547	13,373	(5,870)	(40,436)	—	19,243	19,243
Peretz Channel	59,018	9	58,323	2,856	(8,898)	(23,981)	—	11,754	11,754
31 Channel	17,355	—	17,132	2,762	(2,198)	(8,543)	—	4,960	4,960
All other	6,660	161	3,576	(13,711)	(1,175)	(502)	—	(12,536)	(12,536)
Business segment results	$572,386	$1,214	$556,477	$135,766	$(24,973)	$(252,368)	—	$160,739	$160,739
Eliminations	—	(1,214)	—	—	—	—	—	—	—
Consolidated results	$572,386	—	$556,477	$135,766	$(24,973)	$(252,368)	—	$160,739	$160,739

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA TO

CONSOLIDATED OPERATING INCOME

	Three months ended		Nine months ended
	September 30,		September 30,
(US$ 000’s)	2012	2013	2012	2013

OIBDA	$(39,137)	$52,337	$70,096	$160,739
Depreciation and amortization	(4,911)	(8,150)	(15,051)	(24,973)
Operating income	$(44,048)	$44,187	$55,045	135,766

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED OIBDA MARGIN TO

CONSOLIDATED OPERATING INCOME MARGIN

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2012	2013	2013

OIBDA margin	-24.2%	30.6%	13.0%	28.1%
Depreciation and amortization as a % of total operating revenues	-3.0%	-4.8%	-2.8%	-4.4%
Operating income margin	-27.2%	25.8%	10.2%	23.7%

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME

Three Months Ended September 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$18,778	$(1,781)	$16,997
Domashny Channel	(12,045)	(748)	(12,793)
Peretz Channel	(38,078)	(1,871)	(39,949)
31 Channel	(1,448)	(91)	(1,539)
All other	(6,344)	(420)	(6,764)
Consolidated results	$(39,137)	$(4,911)	$(44,048)

Three Months Ended September 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$44,747	$(2,211)	$42,536
Domashny Channel	5,592	(1,956)	3,636
Peretz Channel	4,029	(2,863)	1,166
31 Channel	1,888	(721)	1,167
All other	(3,919)	(399)	(4,318)
Consolidated results	$52,337	$(8,150)	$44,187

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF SEGMENT OIBDA TO SEGMENT OPERATING INCOME (LOSS) (Continued)

Nine Months Ended September 30, 2012

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$119,222	$(5,513)	$113,709
Domashny Channel	(2,817)	(2,216)	(5,033)
Peretz Channel	(28,625)	(5,772)	(34,397)
31 Channel	982	(271)	711
All other	(18,666)	(1,279)	(19,945)
Consolidated results	$70,096	$(15,051)	$55,045

Nine Months Ended September 30, 2013

(US$ 000’s)	OIBDA	Depreciation and amortization	Operating income

CTC Channel	$137,318	$(6,832)	$130,486
Domashny Channel	19,243	(5,870)	13,373
Peretz Channel	11,754	(8,898)	2,856
31 Channel	4,960	(2,198)	2,762
All other	(12,536)	(1,175)	(13,711)
Consolidated results	$160,739	$(24,973)	$135,766

CTC MEDIA, INC. AND SUBSIDIARIES

RECONCILIATION OF CONSOLIDATED ADJUSTED OIBDA AND OTHER ADJUSTED FINANCIAL MEASURES TO

CONSOLIDATED OIBDA AND OTHER CORRESPONDING CONSOLIDATED GAAP FINANCIAL MEASURES, RESPECTIVELY

(US$ 000’s except per share data)	OIBDA	Total operating expenses	Operating income/ (loss)	Income before income tax and noncontrolling interest	Income tax expense	Net income (loss) attributable to CTC Media, Inc. stockholders	Fully diluted earnings per share

Three Months Ended September 30, 2012

Adjusted non-US GAAP results	$43,366	$(123,554)	$38,455	$41,722	$(14,501)	$27,522	$0.17
Impact of impairment loss	(82,503)	(82,503)	(82,503)	(82,503)	16,501	(66,002)	(0.41)
Results as reported (under US GAAP, except for OIBDA which is a non-GAAP financial measure)	$(39,137)	$(206,057)	$(44,048)	$(40,781)	$2,000	$(38,480)	$(0.24)

Nine Months Ended September 30, 2012

Adjusted non-US GAAP results	$152,599	$(403,165)	$137,548	$146,269	$(49,997)	$94,190	$0.60
Impact of impairment loss	(82,503)	(82,503)	(82,503)	(82,503)	16,501	(66,002)	(0.42)
Results as reported (under US GAAP, except for OIBDA which is a non-US GAAP financial measure)	$70,096	$(485,668)	$55,045	$63,766	$(33,496)	$28,188	$0.18